Duma Energy Attains Majority Independent Board
Fulfills Exchange Listing Requirement

Houston, Texas - October 11, 2012 - Duma Energy (OTCBB:DUMA) is pleased to announce the appointment of John E. Brewster, Jr. and S. Chris Herndon as additional independent directors to the Board. This action brings the total number of directors to five, including two insiders, and now three independents. This action was a necessary and desired step for the Company to meet listing requirements for a senior stock exchange, which the Company has stated it is actively seeking.

Duma's Chairman and CEO, Jeremy G. Driver, commented, "I am looking forward to working with these two gentlemen. Their respective resumes are impressive and both bring unique and valuable skill sets to our team. Most of all, these two men are highly respected and widely trusted professionals. We are honored to have them serving on our board of directors."

John E. Brewster, Jr.
Mr. Brewster is a distinguished oil and gas professional with an extensive and diversified background covering more than 36 years. Currently, Mr. Brewster serves as an independent consultant and attorney to various clients within the energy sector. Beginning in 1975, Mr. Brewster served as legal counsel for the Oklahoma Securities Commission, a state agency with oversight for securities registration and enforcement in Oklahoma. From 1977 to 1980, Mr. Brewster served as Vice President and Exploration Coordinator for Santa Fe Minerals, Inc. and was on the Board of Directors of Santa Fe Coal Company. From 1980 to 1984, Mr. Brewster served on the Board of Directors and was Executive Vice President and Chief Operating Officer for Odyssey Energy, Inc. In 1984, Odyssey Energy was sold to Trafalgar House plc. From 1984 to 1987, Mr. Brewster served as Chief Executive Officer and a director of Trafalgar House Oil and Gas Inc. From 1987 to 1993, Mr. Brewster was General Partner of Moffett & Brewster, a private firm whose primary focus was the acquisition of mineral estates and royalty interests for industry partners and institutional clients. From 1993 to 1997, Mr. Brewster was a consultant to Voyager Energy Corp. which later merged with Howell Corporation, a NYSE-listed E&P company where Mr. Brewster served as Vice President of Corporation Development & Planning from 1997 to 2002. Howell was acquired by Anadarko Petroleum Corporation in 2002. Mr. Brewster also served on the Board of Directors of Western Gas Resources, Inc. (NYSE:WGR) prior to its sale to Anadarko Petroleum Corporation.

Mr. Brewster is a graduate of Southern Methodist University where he earned his Juris Doctorate (JD), Master of Business Administration (MBA), and Bachelor of Business Administration (BBA) degrees. He is a member of the State Bar of Texas, and numerous oil and gas industry associations.

S. Chris Herndon
Mr. Herndon is an experienced financial and management professional with more than 30 years of experience. Currently, Mr. Herndon serves as Partner of Cyrus Partners, an investment company focusing on the energy, healthcare, and real estate sectors. Beginning in 2002 through 2011, Mr. Herndon served as Chief Financial Officer and Partner of AppOne, a financial technology company designed to serve the auto finance industry. From 1996 to 2001, Mr. Herndon served as CEO and Partner of The Mattress Firm, growing organization from 100 stores to 275 stores before selling the firm to Bain Capital. Mr.

Herndon was also a Registered Investment Advisor with Malachi Financial Services from 1994 to 1996. From 1983 to 1994, Mr. Herndon served as Chief Financial Officer and Controller of Duer Wagner and Co., and oil and gas operator in Texas. From 1982 to 1983 he served as a Public Accountant with Price Waterhouse.

Mr. Herndon is a graduate of Texas Christian University where he earned his Bachelor of Business Administration and Accounting, after which he became a Certified Public Accountant (CPA) in 1985. He is actively involved with several charities locally and internationally.

About Duma Energy Corp.

Duma Energy Corp. (OTCBB: DUMA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma also has a significant interest in a 5.3-million acre concession in the Republic of Namibia in southern Africa. Duma Energy will continue increasing revenue, cash flow, and reserves while pursuing aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. Further information can be found on the Company's website at www.duma.com

Investor Relations
Investor Awareness, Inc.
Tony Schor, 847-945-2222
www.InvestorAwareness.com

Forward-looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.